Exhibit 99.1

Clearway Energy, Inc. Reports First Quarter 2020 Financial Results

•Signed binding agreements to acquire and invest in a portfolio of renewable energy projects
•Maintaining safe and reliable operations through COVID-19 pandemic; Currently do not foresee any material impact to its financial condition
•Reiterating 2020 financial guidance
•Declared quarterly dividend of $0.21 per share in second quarter 2020

PRINCETON, NJ — May 7, 2020— Clearway Energy, Inc. (NYSE: CWEN, CWEN.A) today reported first quarter 2020 financial results, including a Net Loss of $107 million, Adjusted EBITDA of $225 million, Cash from Operating Activities of $84 million, and Cash Available for Distribution (CAFD) of $8 million, which includes adjustments to reflect CAFD generated by unconsolidated investments that are unable to distribute project dividends due to the PG&E bankruptcy.

"With the recently announced signing of the drop-down transactions with our sponsor, Clearway continues to position itself for long term dividend growth which we would intend to normalize upon the resolution of the PG&E bankruptcy,” said Christopher Sotos, Clearway Energy, Inc.’s President and Chief Executive Officer. “While the COVID-19 pandemic has impacted the economy, our employees and operating partners have continued to manage Clearway's assets safely despite these conditions. The Company’s operational results during the quarter were unaffected by the current events and we do not currently foresee any material impact to the Company’s financial condition as a result of the pandemic.”

Adjusted EBITDA and Cash Available for Distribution used in this press release are non-GAAP measures and are explained in greater detail under “Non-GAAP Financial Information” below.

Overview of Financial and Operating Results

Segment Results

Table 1: Net (Loss)/Income

($ millions)	Three Months Ended
Segment	3/31/20	3/31/19
Conventional	18	24
Renewables	(114)	(56)
Thermal	2	5
Corporate	(13)	(20)
Net Loss	$(107)	$(47)

Table 2: Adjusted EBITDA

($ millions)	Three Months Ended
Segment	3/31/20	3/31/19
Conventional	90	69
Renewables	126	111
Thermal	17	16
Corporate	(8)	(5)
Adjusted EBITDA	$225	$191

Table 3: Cash from Operating Activities and Cash Available for Distribution (CAFD)

	Three Months Ended
($ millions)	3/31/20	3/31/19
Cash from Operating Activities	$84	$61
Cash Available for Distribution (CAFD) [1]	$8	$(13)

For the first quarter of 2020, the Company reported a Net Loss of $107 million, Adjusted EBITDA of $225 million, Cash from Operating Activities of $84 million, and CAFD of $8 million, which includes adjustments to reflect CAFD generated by unconsolidated investments that are unable to distribute project dividends due to the PG&E bankruptcy. Net Loss increased versus the first quarter of 2019 primarily due to the non-cash change in the fair value of interest rate swaps. First quarter Adjusted EBITDA results were higher than 2019 primarily due to the acquisition of Carlsbad and improved renewable energy conditions versus last year. In the first quarter, CAFD results were higher than 2019 primarily due to higher Adjusted EBITDA and the timing of corporate interest payments due to the issuance of the 2028 Senior Notes and redemption of the 2024 Senior Notes.

COVID-19 Update

Due to the COVID-19 pandemic, the Company has implemented measures and developed corporate and regional response plans to protect its employees and to maintain safe and reliable operations at its facilities. Based on its experience year to date, the Company does not currently anticipate any material impact to its financial conditions resulting from the pandemic.

Operational Performance

Table 4: Selected Operating Results

(MWh and MWht in thousands)	Three Months Ended
	3/31/20	3/31/19
Equivalent Availability Factor (Conventional)[2]	89.0%	89.0%
Renewables Generation Sold (MWh)[3]	1,676	1,449
Thermal Generation Sold (MWh/MWht)	628	658

In the first quarter of 2020, availability at the Conventional segment was in line with the first quarter of 2019. Generation in the Renewables segment during the first quarter was within the Company's expected range and 16% higher than the first quarter of 2019 due to favorable solar and wind conditions across the portfolio.

Liquidity and Capital Resources

Table 5: Liquidity

($ millions)	3/31/20	12/31/2019
Cash and Cash Equivalents:
Clearway Energy, Inc. and Clearway Energy LLC, excluding subsidiaries	$15	$30
Subsidiaries	95	125
Restricted Cash:
Operating accounts	111	129
Reserves, including debt service, distributions, performance obligations and other reserves	159	133
Total Cash	$380	$417
Revolving credit facility availability	253	425
Total Liquidity	$633	$842

Total liquidity as of March 31, 2020 was $633 million, which was $209 million lower than as of December 31, 2019. After taking into account the approximately $10.3 million in proceeds raised through the Company's ATM program, this reduction was primarily due to the closing of growth investments and the redemption of the remaining balance of the 2024 Senior Notes in January 2020.

The Company's liquidity includes $270 million of restricted cash balances as of March 31, 2020. Restricted cash consists primarily of funds to satisfy the requirements of certain debt arrangements and funds held within the Company's projects that are restricted in their use. As of March 31, 2020, these restricted funds were comprised of $111 million designated to fund operating expenses, approximately $35 million designated for current debt service payments, and $46 million of reserves for debt service, performance obligations and other items including capital expenditures. The remaining $78 million is held in distribution accounts. The Company estimates that as of March 31, 2020 there was approximately $148 million of excess restricted cash at consolidated and unconsolidated subsidiaries affected by the PG&E bankruptcy that would be available to be distributed to the Company upon the resolution of the PG&E bankruptcy.

Potential future sources of liquidity include excess operating cash flow, the existing ATM program, of which approximately $26 million remained available as of March 31, 2020, availability under the revolving credit facility, asset dispositions, and, subject to market conditions, new corporate financings.

PG&E Bankruptcy Update

As of May 7, 2020, the Company’s contracts with PG&E have operated in the normal course and the Company currently expects these contracts to continue as such. However, unless such lenders for the related project-level debt otherwise agree, distributions to the Company from these projects may not be made during the pendency of the bankruptcy. These restrictions, therefore, have resulted in the Company accumulating less unrestricted cash and thus decreased the Company’s corporate liquidity and cash available for shareholder dividends and growth investments. The Company has entered into forbearance agreements for certain project-level financing arrangements and continues to seek similar agreements with the lenders for other project-level financing arrangements affected by the PG&E bankruptcy. PG&E has filed a chapter 11 plan of reorganization, as amended, that provides for PG&E to assume all of its contracts with the Company. The Company continues to assess the potential future impacts of the PG&E bankruptcy as events occur.

Growth Investments

Binding Agreements to Acquire and Invest in a Portfolio of Renewable Energy Projects

On April 20th, 2020 the Company announced it had entered into binding agreements with Clearway Group (CEG) that enable the Company to acquire and invest in a portfolio of renewable energy projects. The following projects were included in the drop-down:

•Rattlesnake Wind: The Company signed agreements to acquire Rattlesnake Flat, LLC, which owns the Rattlesnake Wind Project, a 144 net MW wind facility located in Adams County, WA. The project has a 20-year power purchase agreement with Avista.

•Remaining Interest in Repowering 1.0: The Company signed an agreement to acquire CEG's remaining interest in Repowering Partnership II LLC (Repowering 1.0), which would give the Company sole ownership of the Partnership. Repowering 1.0 includes the 161 MW Wildorado and 122 MW Elbow Creek wind projects which were previously repowered.
•Pinnacle Wind Repowering: The Company, through an indirect subsidiary, agreed to enter into a new partnership with CEG to repower the Pinnacle Wind Project, a 55 net MW wind facility located in Mineral County, WV. In order to facilitate the repowering, the Company will contribute its interests in the Pinnacle Wind Project to the partnership. The existing Pinnacle Wind power purchase agreements will continue to run through 2031.

The agreements commit the Company to invest, at closing, an estimated $241 million in corporate capital, subject to closing adjustments. The investment at commercial operations excludes, subject to closing adjustments, an additional $27 million payment in 2031 at the Pinnacle Wind Repowering Partnership. The transactions are expected to have a five-year average annual asset CAFD of approximately $23 million prior to corporate financing costs.

The funding of the transactions will occur upon each project achieving its requisite closing conditions including commercial operations, of which the Company currently expects the remaining interest in Repowering 1.0 to close in the second quarter of 2020 and Rattlesnake Wind by the end of 2020. Commercial operations for the Pinnacle Wind Repowering Partnership will now most likely occur in 2021.

Business Renewables Investment Partnerships with Clearway Group

During the first quarter of 2020, the Company invested approximately $7 million in the business renewables investment partnerships with Clearway Group, bringing total capital invested to $263 million in these investment partnerships. As of March 31, 2020, through the existing partnership agreements, the Company owns approximately 277 MW of business renewables (C&I) and community solar capacity with a weighted average contract life of approximately 19 years.

Financing Update

Class C Common Stock ATM Program

During the first quarter of 2020, the Company raised gross proceeds of approximately $10.3 million through the sale of 478,384 shares of Class C common stock under the ATM program at a weighted average price of $21.42 per share.

Repurchase of 2024 Notes

On December 13, 2019, the Company repurchased an aggregate principal amount of $412 million or 82.4%, of the 2024
Senior Notes that were validly tendered as part of the previously announced cash tender offer. Under the terms of the tender offer, holders of the 2024 Notes that validly tendered and accepted at or prior to the expiration time received a total cash consideration of $1,030.00 per $1,000 principal amount of 2024 Notes, plus accrued and unpaid interest. Concurrently with the launch of the tender offer, the Company exercised its right to optionally redeem any 2024 Senior Notes not validly tendered and purchased in the tender offer, pursuant to the terms of the indenture governing the 2024 Senior Notes. This redemption of the remaining $88 million of outstanding 2024 Senior Notes occurred on January 3, 2020. Holders of the 2024 Notes not validly tendered and purchased in the tender offer received a total cash consideration of $1,026.88 per $1,000 principal amount plus accrued and unpaid interest.

Quarterly Dividend

On April 30, 2020, Clearway Energy, Inc.’s Board of Directors declared a quarterly dividend on Class A and Class C common stock of $0.21 per share payable on June 15, 2020, to stockholders of record as of June 1, 2020. The Company will continue to assess the level of the dividend pending developments in the PG&E bankruptcy, including the Company's ability to receive project distributions.
Seasonality

Clearway Energy, Inc.’s quarterly operating results are impacted by seasonal factors, as well as weather variability which can impact renewable energy resource and volumetric sales of steam and chilled water at the Thermal segment. Most of the Company's revenues are generated from the months of May through September, as contracted pricing and renewable resources are at their highest levels in the Company’s portfolio. Factors driving the fluctuation in Net Income, Adjusted EBITDA, Cash from Operating Activities, and CAFD include the following:

•Higher summer capacity prices from conventional assets;
•Higher solar insolation during the summer months;
•Higher wind resources during the spring and summer months;
•Debt service payments which are made either quarterly or semi-annually;
•Timing of maintenance capital expenditures and the impact of both unforced and forced outages; and
•Receipt of distributions from or generated by unconsolidated affiliates including those impacted by the PG&E bankruptcy.

The Company takes into consideration the timing of these factors to ensure sufficient funds are available for distributions and operating activities on a quarterly basis.

2020 Financial Guidance

The Company is reaffirming its 2020 full year CAFD guidance of $310 million. This financial guidance assumes that all CAFD related to the projects impacted by the PG&E bankruptcy is realized in 2020. Financial guidance for 2020 also continues to be based on median renewable energy production estimates for the full year.

Earnings Conference Call

On May 7, 2020, Clearway Energy, Inc. will host a conference call at 8:00 a.m. Eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to Clearway Energy, Inc.’s website at http://www.clearwayenergy.com and clicking on “Presentations & Webcasts” under “Investor Relations.”

About Clearway Energy, Inc.

Clearway Energy, Inc. is a leading publicly-traded energy infrastructure investor focused on modern, sustainable and long-term contracted assets across North America. Clearway Energy’s environmentally-sound asset portfolio includes over 7,000 megawatts of wind, solar and natural gas-fired power generation facilities, as well as district energy systems. Through this diversified and contracted portfolio, Clearway Energy endeavors to provide its investors with stable and growing dividend income. Clearway Energy’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols CWEN and CWEN.A, respectively. Clearway Energy, Inc. is sponsored by its controlling investor Global Infrastructure Partners III (GIP), an independent infrastructure fund manager that invests in infrastructure and businesses in both OECD and select emerging market countries, through GIP’s portfolio company, Clearway Energy Group.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “outlook,” “believe” and similar terms.  Such forward-looking statements include, but are not limited to, statements regarding impacts related to the COVID-19 pandemic, impacts related to the PG&E bankruptcy, the benefits of the relationship with Global Infrastructure Partners III (GIP) and GIP’s expertise, the Company’s future relationship and arrangements with GIP and Clearway Energy Group, as well as the Company's Net Income, Adjusted EBITDA, Cash from Operating Activities, Cash Available for Distribution, the Company’s future revenues, income, indebtedness, capital structure, strategy, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although Clearway Energy, Inc. believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, impacts related to the COVID-19 pandemic, impacts related to the PG&E bankruptcy, general economic conditions, hazards customary in the power industry, weather conditions, including wind and solar performance, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulations, the condition of capital markets generally, the Company's ability to access capital markets, cyber terrorism and inadequate cybersecurity, the ability to engage in successful acquisitions activity, unanticipated outages at its generation facilities, adverse results in current and future litigation, failure to identify, execute or successfully implement acquisitions (including receipt of third party consents and regulatory approvals), the Company's ability to enter into new contracts as existing contracts expire, risk relating to the Company's relationships with GIP and Clearway Energy Group, the Company's ability to acquire assets from GIP, Clearway Energy Group or third parties, the Company's ability to close drop down transactions, and the Company's ability to maintain and grow its quarterly dividends. Furthermore, any dividends are subject to available capital, market conditions, and compliance with associated laws and regulations.

Clearway Energy, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA and Cash Available for Distribution are estimates as of today’s date, May 7, 2020, and are based on assumptions believed to be reasonable as of this date. Clearway Energy, Inc. expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause Clearway Energy, Inc.’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Clearway Energy, Inc.’s future results included in Clearway Energy, Inc.’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, Clearway Energy, Inc. makes available free of charge at www.clearwayenergy.com, copies of materials it files with, or furnishes to, the Securities Exchange Commission.

# # #
Contacts:

Investors:    Media:
        Akil Marsh    Zadie Oleksiw
        investor.relations@clearwayenergy.com media@clearwayenergy.com
        609-608-1500    202-836-5754

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
(In millions, except per share amounts)	2020	2019
Operating Revenues
Total operating revenues	$258	$217
Operating Costs and Expenses
Cost of operations	93	83
Depreciation, amortization and accretion	102	85
General and administrative	9	6
Transaction and integration costs	1	1
Development costs	1	1
Total operating costs and expenses	206	176
Operating Income	52	41
Other Income (Expense)
Equity in (losses) earnings of unconsolidated affiliates	(13)	3
Other income, net	2	3
Loss on debt extinguishment	(3)	—
Interest expense	(167)	(101)
Total other expense, net	(181)	(95)
Loss Before Income Taxes	(129)	(54)
Income tax benefit	(22)	(7)
Net Loss	(107)	(47)
Less: Loss attributable to noncontrolling interests	(78)	(27)
Net Loss Attributable to Clearway Energy, Inc.	$(29)	$(20)
Losses Per Share Attributable to Clearway Energy, Inc. Class A and Class C Common Stockholders
Weighted average number of Class A common shares outstanding - basic and diluted	35	35
Weighted average number of Class C common shares outstanding - basic and diluted	79	73
Losses per Weighted Average Class A and Class C Common Share - Basic and Diluted	$(0.26)	$(0.18)
Dividends Per Class A Common Share	0.21	0.20
Dividends Per Class C Common Share	$0.21	$0.20

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three months ended March 31,
(In millions)	2020	2019
Net Loss	$(107)	$(47)
Other Comprehensive Loss
Unrealized gain on derivatives, net of income tax benefit of $2 and $0	(12)	(2)
Other comprehensive loss	(12)	(2)
Comprehensive Loss	(119)	(49)
Less: Comprehensive loss attributable to noncontrolling interests	(84)	(28)
Comprehensive Loss Attributable to Clearway Energy, Inc.	$(35)	$(21)

CLEARWAY ENERGY, INC.
CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	March 31, 2020	December 31, 2019
ASSETS	(unaudited)

Current Assets
Cash and cash equivalents	$110	$155
Restricted cash	270	262
Accounts receivable — trade	99	116
Accounts receivable — affiliate	1	2
Inventory	41	40
Prepayments and other current assets	33	33
Total current assets	554	608
Property, plant and equipment, net	6,001	6,063
Other Assets
Equity investments in affiliates	1,149	1,183
Intangible assets, net	1,406	1,428
Deferred income taxes	116	92
Right of use assets, net	221	223
Other non-current assets	108	103
Total other assets	3,000	3,029
Total Assets	$9,555	$9,700
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1,480	$1,824
Accounts payable — trade	70	74
Accounts payable — affiliate	27	31
Derivative instruments	38	16
Accrued interest expense	60	41
Accrued expenses and other current liabilities	39	71
Total current liabilities	1,714	2,057
Other Liabilities
Long-term debt	5,081	4,956
Derivative instruments	151	76
Long-term lease liabilities	222	227
Other non-current liabilities	123	121
Total non-current liabilities	5,577	5,380
Total Liabilities	7,291	7,437
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A, Class B, Class C and Class D common stock, $0.01 par value; 3,000,000,000 shares authorized (Class A 500,000,000, Class B 500,000,000, Class C 1,000,000,000, Class D 1,000,000,000); 199,406,906 shares issued and outstanding (Class A 34,599,645, Class B 42,738,750, Class C 79,329,761, Class D 42,738,750) at March 31, 2020 and 198,819,999 shares issued and outstanding (Class A 34,599,645, Class B 42,738,750, Class C 78,742,854, Class D 42,738,750) at December 31, 2019	1	1
Additional paid-in capital	1,922	1,936
Accumulated deficit	(101)	(72)
Accumulated other comprehensive loss	(21)	(15)
Noncontrolling interest	463	413
Total Stockholders' Equity	2,264	2,263
Total Liabilities and Stockholders' Equity	$9,555	$9,700

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended March 31,
	2020	2019
	(In millions)
Cash Flows from Operating Activities
Net loss	$(107)	$(47)
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings (losses) of unconsolidated affiliates	13	(3)
Distributions from unconsolidated affiliates	5	11
Depreciation, amortization and accretion	102	85
Amortization of financing costs and debt discounts	4	4
Amortization of intangibles and out-of-market contracts	22	17
Loss on debt extinguishment	3	—
Right-of-use asset amortization	2
Changes in deferred income taxes	(22)	(7)
Changes in derivative instruments	85	28
Loss on disposal of asset components	—	2
Cash provided by (used in) changes in other working capital
Changes in prepaid and accrued liabilities for tolling agreements	(45)	(35)
Changes in other working capital	22	6
Net Cash Provided by Operating Activities	84	61
Cash Flows from Investing Activities
Partnership interest acquisition	—	(4)
Buyout of Wind TE Holdco noncontrolling interest	—	(19)
Capital expenditures	(40)	(16)
Return of investment from unconsolidated affiliates	12	14
Investments in unconsolidated affiliates	(7)	(4)
Proceeds from sale of assets	15	—
Insurance proceeds	3	—
Other	—	3
Net Cash Used in Investing Activities	(17)	(26)
Cash Flows from Financing Activities
Net contributions from noncontrolling interests	154	19
Net proceeds from the issuance of common stock	10	—
Payments of dividends and distributions	(42)	(39)
Proceeds from the revolving credit facility	180	—
Proceeds from the issuance of long-term debt	31	4
Payments for long-term debt - external	(437)	(304)
Net Cash Used in Financing Activities	(104)	(320)
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(37)	(285)
Cash, Cash Equivalents and Restricted Cash at beginning of period	417	583
Cash, Cash Equivalents and Restricted Cash at end of period	$380	$298

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Three Months Ended March 31, 2020
(Unaudited)

(In millions)	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders' Equity
Balances at December 31, 2019	$—	$1	$1,936	$(72)	$(15)	$413	$2,263
Net loss	—	—	—	(29)	—	(78)	(107)
Unrealized loss on derivatives, net of tax	—	—	—	—	(6)	(6)	(12)
Contributions to CEG, cash	—	—	—	—	—	4	4
Contributions from tax equity interests, net of distributions, cash.	—	—	—	—	—	150	150
Net proceeds from the issuance of common stock under the ATM	—	—	10	—	—	—	10
Distributions to tax equity investors, non-cash	—	—	—	—	—	(2)	(2)
Common stock dividends	—	—	(24)	—	—	(18)	(42)
Balances at March 31, 2020	$—	$1	$1,922	$(101)	$(21)	$463	$2,264

For the Three Months Ended March 31, 2019
(Unaudited)

(In millions)	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non-controlling Interest	Total Stockholders' Equity
Balances at December 31, 2018	$—	$1	$1,897	$(58)	$(18)	$402	$2,224
Net income (loss)	—	—	—	(20)	—	(27)	(47)
Unrealized loss on derivatives, net of tax	—	—	—	—	(1)	(1)	(2)
Buyout of Wind TE Holdco non-controlling interest	—	—	(5)	—	—	(14)	(19)
Contributions from tax equity interests, net of distributions,cash.	—	—	—	—	—	19	19
Contributions from CEG for Oahu Partnership, non-cash	—	—	—	—	—	12	12
Cumulative effect of change in the accounting principle.	—	—	—	(2)	—	(1)	(3)
Common stock dividends	—	—	(22)	—	—	(17)	(39)
Balances at March 31, 2019	$—	$1	$1,870	$(80)	$(19)	$373	$2,145

Appendix Table A-1: Three Months Ended March 31, 2020, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	$18	$(114)	$2	$(13)	$(107)
Plus:
Income Tax Expense	—	—	—	(22)	(22)
Interest Expense, net	30	109	5	23	167
Depreciation, Amortization, and ARO	33	62	7	—	102
Contract Amortization	6	15	1	—	22
Loss on Debt Extinguishment	—	—	—	3	3
Mark to Market (MtM) Losses on economic hedges	—	5	—	—	5
Acquisition-related transaction and integration costs	—	—	—	1	1
Other non-recurring charges	—	—	2	—	2
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	49	—	—	52
Adjusted EBITDA	$90	$126	$17	$(8)	$225

Appendix Table A-2: Three Months Ended March 31, 2019, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$24	$(56)	$5	$(20)	$(47)
Plus:
Income Tax Expense	—	—	—	(7)	(7)
Interest Expense, net	15	59	4	20	98
Depreciation, Amortization, and ARO	25	54	6	—	85
Contract Amortization	1	15	1	—	17
Mark to Market (MtM) Losses on economic hedges	—	7	—	—	7
Acquisition-related transaction and integration costs	—	—	—	1	1
Other non-recurring charges	—	—	—	1	1
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	4	32	—	—	36
Adjusted EBITDA	$69	$111	$16	$(5)	$191

Appendix Table A-3: Cash Available for Distribution Reconciliation
The following table summarizes the calculation of Cash Available for Distribution and provides a reconciliation to Cash from Operating Activities:

	Three Months Ended
($ in millions)	3/31/20	3/31/19
Adjusted EBITDA	$225	$191
Cash interest paid	(64)	(73)
Changes in prepaid and accrued liabilities for tolling agreements	(45)	(35)
Adjustment to reflect Walnut Creek investment payments	—	(5)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(39)	(38)
Distributions from unconsolidated affiliates	5	11
Changes in working capital and other	2	10
Cash from Operating Activities	84	61
Changes in working capital and other	(2)	(10)
Development Expenses[4]	1	1
Return of investment from unconsolidated affiliates	12	14
Net contributions (to)/from non-controlling interest[5]	—	2
Maintenance capital expenditures[6]	(8)	(4)
Principal amortization of indebtedness[7]	(87)	(84)
Adjustments to reflect CAFD generated by unconsolidated investments that are unable to distribute project dividends due to the PG&E bankruptcy	8	7
Cash Available for Distribution	$8	$(13)

Appendix Table A-4: Three Months Ended March 31, 2020, Sources and Uses of Liquidity
The following table summarizes the sources and uses of liquidity in 2020:

Three Months Ended
($ in millions)	3/31/20
Sources:
Proceeds from the revolving credit facility	180
Net contributions from non-controlling interests	154
Net cash provided by operating activities	84
Proceeds from the issuance of long-term debt	31
Proceeds from sale of assets	15
Proceeds from the issuance of common stock	10
Return of investment from unconsolidated affiliates	12
Insurance Proceeds	3

Uses:
Payments for long-term debt	(437)
Payment of dividends and distributions	(42)
Capital expenditures	(40)
Investments in unconsolidated affiliates	(7)

Change in total cash, cash equivalents, and restricted cash	$(37)

Appendix Table A-5: Adjusted EBITDA and Cash Available for Distribution Guidance

($ in millions)	2020 Full Year Guidance
Net Income	160
Income Tax Expense	30
Interest Expense, net	335
Depreciation, Amortization, and ARO Expense	455
Adjustment to reflect CWEN share of Adjusted EBITDA in unconsolidated affiliates	140
Adjusted EBITDA	1,120
Cash interest paid	(325)
Changes in prepaid and accrued liabilities for tolling agreements	(1)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(218)
Cash distributions from unconsolidated affiliates[8]	125
Cash from Operating Activities	701
Development Expense[9]	4
Net contributions to non-controlling interest[10]	(24)
Maintenance capital expenditures	(32)
Principal amortization of indebtedness	(339)
Cash Available for Distribution	310
Add Back: Principal amortization of indebtedness	339
Adjusted Cash from Operations	$649

Appendix Table A-6: Growth Investments 5 Year Average CAFD

($ in millions)	Dropdown Portfolio 5 Year Ave. - 2021-2025
Net Income	$4
Interest Expense, net	(4)
Depreciation, Amortization, and ARO Expense	8
Adjusted EBITDA	8
Cash interest paid	4
Cash from Operating Activities	12
Net distributions from non-controlling interest	8
Maintenance capital expenditures	1
Principal amortization of indebtedness	2
Estimated Cash Available for Distribution	23

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA

EBITDA, Adjusted EBITDA, and Cash Available for Distribution (CAFD) are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of non-GAAP financial measures should not be construed as an inference that Clearway Energy’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because Clearway Energy considers it an important supplemental measure of its performance and believes debt and equity holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in this industry may calculate EBITDA differently than Clearway Energy does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of Clearway Energy’s business. Clearway Energy compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, non-cash equity compensation expense, asset write offs and impairments; and factors which we do not consider indicative of future operating performance such as transition and integration related costs. The reader is encouraged to evaluate each adjustment and the reasons Clearway Energy considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future Clearway Energy may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. This measure is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, Management believes that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, non-cash equity compensation expense, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude gains or losses on the repurchase, modification or extinguishment of debt, and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Cash Available for Distribution

Cash Available for Distribution (CAFD) is a non-GAAP financial measure. We define CAFD as Adjusted EBITDA plus cash distributions/return of investment from unconsolidated affiliates, adjustments to reflect CAFD generated by unconsolidated investments that are unable to distribute project dividends due to the PG&E bankruptcy, cash receipts from notes receivable, cash distributions from noncontrolling interests, less cash distributions to noncontrolling interests, maintenance capital expenditures, pro-rata adjusted EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness, Walnut Creek investment payments, changes in prepaid and accrued capacity payments, and adjusted for development expenses. Management believes CAFD is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.

We believe CAFD is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of our ability to make quarterly distributions. In addition, CAFD is used by our management team for determining future acquisitions and managing our growth. The GAAP measure most directly comparable to CAFD is cash provided by operating activities.

However, CAFD has limitations as an analytical tool because it does not include changes in operating assets and liabilities and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. CAFD is a non GAAP measure and should not be considered an alternative to cash provided by operating activities or any other performance or liquidity measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of CAFD are not necessarily comparable to CAFD as calculated by other companies. Investors should not rely on these measures as a substitute for any GAAP measure, including cash provided by operating activities.

1.Includes adjustments to reflect CAFD generated by unconsolidated investments that are unable to distribute project dividends due to the PG&E bankruptcy
2.Excludes unconsolidated projects
3.Generation sold excludes MWh that are reimbursable for economic curtailment
4.Primarily relates to Thermal Development Expenses
5. 2020 excludes $152 million of contributions relating to funding of Repowering 1.0 Partnership; 2019 excludes $18 million of contributions related to funding of Oahu tax equity partnership;
6.Net of allocated insurance proceeds
7. 2020 excludes $260 million for the repayment of construction financing in connection with the Repowering 1.0 Partnership and $90 million total consideration for the redemption of Corporate Notes; 2019 excludes $220 million for the redemption of Corporate Notes
8.Distribution from unconsolidated affiliates can be classified as Return of Investment on Unconsolidated Affiliates when actuals are reported. This is below cash from operating activities
9.Primarily relates to Thermal Development Expenses
10.Includes tax equity proceeds and distributions to tax equity partners